UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2011

AMERICAN STANDARD ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-132948	20-2791397
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4800 North Scottsdale Road Suite 1400 Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 371-1929

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02	Unregistered Sales of Equity Securities.

On September 21, 2011, American Standard Energy, Corp. (the “Borrower”), a subsidiary of American Standard Energy Corp. (the “Company”) entered into a Credit Agreement dated as of September 21, 2011 (the “Credit Agreement”) with the lenders party thereto and Macquarie Bank Limited as administrative agent.  The Credit Agreement provides to the Borrower a revolving credit facility in an amount not to exceed $100 million and a term loan facility in an amount not to exceed $200 million.  The interest rate on revolving loans is 30, 60 or 90 day LIBOR, as selected by the Borrower, plus a margin of 2.75% to 3.25% per annum, based on the borrowing base utilization, and the interest rate on term loans is 30, 60 or 90 day LIBOR, as selected by the Borrower, plus a margin of 7.50%.  The maturity date of the loans is March 20, 2013.

The Borrower’s obligations under the Credit Agreement are secured by the Borrower’s interest in certain oil and gas properties and the hydrocarbons produced from such properties, as well as the proceeds of the sale of such hydrocarbons.  The Company guaranteed the Borrower’s obligations under the Credit Agreement and pledged to the administrative agent a security interest in the 100% of the capital stock of the Borrower as security for the Company’s obligations under the guaranty.

In connection with the Credit Agreement, the Company issued to Macquarie Americas Corp. a five year warrant (the “Warrant”) to purchase five million (5,000,000) shares of the Company’s common stock (the “Common Stock”) at a per share exercise price of $7.50.  The Warrant is exercisable on a cashless basis if there is no registration statement covering the underlying Common Stock.  The Warrant is also subject to customary anti-dilution provisions.  The Company granted the holder piggy-back registration rights on the underlying Common Stock. The above referenced issuance was not registered under the Securities Act and all of the above referenced issuances qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these stockholders had the necessary investment intent as required by Section 4(2) since they agreed to and received securities bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full terms and conditions of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description
4.1	Warrant dated September 21, 2011
10.1	Credit Agreement by and among American Standard Energy Corp., a Nevada corporation, and Macquarie Bank Limited and certain lender parties thereto, dated September 21, 2011
10.2
Pledge and Security Agreement by and among American Standard Energy Corp., a Delaware corporation, and Macquarie Bank Limited, as administrative agent, and certain lender parties thereto dated September 21, 2011

10.3	Guaranty Agreement by and among American Standard Energy Corp., a Delaware corporation, and Macquarie Bank Limited, as administrative agent, and certain lender parties thereto dated September 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2011	AMERICAN STANDARD ENERGY CORP.

	By:	/s/ Scott Feldhacker
Scott Feldhacker
Chief Executive Officer